Exhibit 10.p

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the th day of March, 2023 (the “Effective Date”), between iCAD, Inc., a corporation with a principal place of business at 98 Spit Brook Road Suite 100, Nashua, NH 03062 (which hereinafter includes any parent, subsidiary and affiliate, and is collectively referred to as the “Company”), and Dana Brown (hereinafter referred to as “Executive” or “you”). In consideration of the promises and the mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

1.	Eligibility For Employment. The Immigration Reform and Control Act requires all employees of

U.S. companies to have evidence of identity and authorization to work in the U.S. Executive represents and warrants that Executive has such authorization and will provide the Company with evidence thereof on or before the Effective Date of this Agreement. Executive further acknowledges that the Company may perform a background check on Executive for purposes relating to Executive’s Company employment, after providing written notice to and obtaining written consent from Executive. At all times Company shall comply with the Fair Credit Reporting Act and any other applicable laws regarding background checks, and Executive agrees that if the results of said background check are unsatisfactory to the Company, the Company may terminate this Agreement immediately upon written notice, and Executive shall have no further rights or obligations hereunder.

2.    Employment Period. Executive’s employment hereunder shall be effective on the Effective Date and shall continue until terminated by either party in accordance with Section 7. The period during which Executive is employed under this Agreement shall be referred to herein as the “Employment Period.” The date on which this Agreement terminates pursuant to Section 7 shall be referred to herein as the “Termination Date.”

3.    Employment Period Duties. During the Employment Period, the Executive shall be employed by and serve as Chief Executive Officer and President of the Company on a full-time basis reporting directly to the Company’s Board of Directors (“Board”). As CEO and President, and subject to Board approval and election by the shareholders of Company, Executive will also serve as a member of the Board. The Executive shall perform such duties as are normally associated with the position of Chief Executive Officer and President of the Company and Chief Executive Officer and President of a public company and such duties as are assigned to Executive from time to time and are consistent with those performed by the position of Chief Executive Officer and President of a public company. Executive hereby agrees and understands that the primary place of work is the Company office in Nashua, NH, and that Executive may also be required to travel, including travel overseas, in furtherance of the duties of the position.

4.    Exclusive Service. Executive hereby agrees to devote all of his/her reasonable efforts and business time, attention, and energies to the performance of his/her duties under this Agreement and to the Company; provided that Executive may serve on the board of directors of purely philanthropic or civic organizations or on the board of directors of one other company that is not competitive with the business of the Company (“Corporate Boards”), in each case only to the extent that such service or participation does not interfere with

Executive’s employment with the Company or duties under this Agreement. Executive may serve on the board of directors of additional companies that are not competitive with the business of the Company to the extent that such service or participation does not interfere with Executive’s employment with the Company or duties under this Agreement and Executive has advised the Company prior to commencing, and the Company has consented (which consent shall not be unreasonably withheld) to, such additional Corporate Board service.

5.    Restrictive Covenants. Executive understands and acknowledges that Executive will have direct and indirect responsibility for managing and overseeing analysis throughout the Company, working directly with the executive team, and overseeing special projects. Executive understands and agrees that her duties extend to all geographic regions in which the Company operates and all other jurisdictions where the Company conducts business during the Employment Period in furtherance of the Company’s business and relationships. Executive further understands and agrees that Executive will have and be given access to, solely for the purpose of furthering the Company’s business, all of the Company’s trade secrets, and proprietary and confidential information, Executive will become familiar with such trade secrets and information, and Executive’s services will be special, unique and extraordinary to the Company in this regard. Consequently, the Executive agrees as follows:

5.1    During the Employment Period and during the one (1) year period following the Termination Date (the “Covenant Period”), Executive will not, directly or indirectly, individually or jointly, own any interest in, operate, join, control, promote, participate, engage or have any other interest (whether Executive is acting as owner, partner, stockholder, employee, broker, agent, principal, trustee, board member, corporate officer, director, advisor, consultant or in any other capacity), or enter into the employment of or perform any other services for any person or entity (other than the Company) that engages in any business activities that are competitive with the business in which the Company is engaged during the Employment Period, anywhere in the United States (the “Covenant Area”). Executive agrees and understands that the provisions described in this Section 5.1 are necessary to protect the good will and the confidential, proprietary and trade secret information belonging to the Company. Notwithstanding anything herein to the contrary, this Agreement will not prevent Executive from holding for investment up to 5%, or any amount provided by law, whichever is greater, of any class of stock or other securities of a publicly held company, if such stock is publicly traded and listed on any national or regional stock exchange.

5.2    Executive understands that the Company has spent considerable time, effort and expense developing proprietary information and has taken reasonable measures to protect its secrecy. Therefore, as a condition of employment with the Company, Executive shall execute the Non-Solicitation, Non- Disclosure and Inventions Assignment Agreement (the “NDA”), which is attached hereto as Exhibit A and incorporated by reference herein. The NDA is intended to survive and does survive the termination or expiration of this Agreement. The obligations, duties and liabilities of the Executive pursuant to this Section 5 and Exhibit A of this Agreement are continuing, absolute and unconditional, and shall remain in full force and effect, despite any termination of this Agreement for any reason whatsoever, with or without Cause.

6.    Compensation and Benefits. As compensation for the services to be performed by the Executive under this Agreement, the Company agrees to pay the Executive, and the Executive agrees to accept the following:

6.1    Salary. The Company shall pay to the Executive an annual base salary of Four Hundred Thousand US Dollars ($400,000) (the “Base Salary”) commencing on the Effective Date of this Agreement, which shall be payable in equal installments, not less frequently than bi-weekly, in accordance with the Company’s payroll practices; shall be subject to customary and required deductions and withholdings; and shall be reviewed by the Company in its sole discretion based upon the Executive’s and the Company’s performance and may be increased (but not decreased).

6.2    Discretionary Bonus. Executive will be eligible to participate in Company’s annual discretionary bonus plan for executives (“Bonus Plan”), subject to its terms and conditions, with the potential to earn a cash and/or equity-based bonus up to thirty (30) percent of Executive’s Base Salary, based upon achievement of corporate and individual goals under the Bonus Plan (“Discretionary Bonus”) for the given calendar year to which such Discretionary Bonus relates (“Bonus Year”). Any Discretionary Bonus shall be paid in full in a single lump sum cash payment during the calendar year following the Bonus Year for which it is earned and vested (“Payment Calendar Year”) and no later than the earlier of (i) December 31 of the Payment Calendar Year or (ii) fifteen (15) calendar days following the date on which the Company publicly announces its results of operations for such Bonus Year. No annual Discretionary Bonus is guaranteed, and its payment rests in the sole discretion of the Company.

6.3    Benefits. The Executive shall be entitled to participate in the Company’s benefit plans, including but not limited to, medical, dental, vision, life and disability insurance plans, and 401k plan for its employees, subject to the eligibility and contribution requirements, enrollment criteria and the other terms and conditions of such plans. The Company reserves the right to modify, amend and eliminate any such plans, in its sole and absolute discretion.

6.4    Paid Time Off. Executive shall be entitled to paid time off (“PTO”) and holidays pursuant to the terms of the Company’s paid time off policy as may exist and be amended from time to time. Initially, Executive shall accrue up to eight weeks of PTO per calendar year.

6.5    Expense Reimbursement. The Company shall reimburse the Executive for any reasonable out-of-pocket business expense, including for travel, marketing, entertaining or other similar business expenses incurred by the Executive during the Employment Period in the discharge of the position duties under this Agreement (“Expense”); provided that for each Expense, such Expense was incurred and the related reimbursement request was made, in compliance with the Company’s expense reimbursement policy in effect and supported by relevant documentation.

6.6    Stock Options. Subject to approval by the Company’s Board of Directors, you will be granted 250,000 iCAD incentive stock options, subject to a 3-year vesting schedule and a 10-year expiration period. The exercise price is determined by the fair market value of the Company’s stock on the grant date. In addition, you will be eligible to receive an additional grant of stock options or other form of equity on each anniversary of the Effective Date.

7.    Termination. Notwithstanding any other provision of this Agreement, the employment relationship between the Company and Executive shall be an at-will employment relationship. Either party may terminate Executive’s employment under this Agreement at any time for any reason. For purposes of this Agreement, the “Termination Date” shall mean (a) if Executive’s employment is terminated by death, the date of death;

(b)	if Executive’s employment is terminated by Disability, the fifteenth (15th) day after Notice is given; and

(c)    If Executive’s employment is terminated with Cause, without Cause, or for Good Reason (as defined below), the later of the date specified in the Notice or after expiration of any applicable cure periods, if any. No matter the reason for termination, on or prior to the Termination Date, Executive shall return to the Company any and all Proprietary Information (as defined Exhibit A) in the Executive’s possession, together with any and all other property of the Company.

7.1    Notice of Termination. In the event this Agreement is terminated by Executive for any reason other than for Good Reason (as defined below), Executive shall provide the Company with a written notice (“Notice”) of Executive’s intent to terminate this Agreement at least thirty (30) days prior to the Termination Date. In the event that the Agreement is terminated by the Executive for Good Reason, Executive must satisfy the Good Reason Process and Good Reason Cure Period as defined below. In the event that this Agreement is terminated by the Company without Cause (as defined below), the Company shall provide the Executive with Notice of its intent to terminate this Agreement at least thirty (30) days prior to the Termination Date. For purposes of this Agreement, Notice shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. For the purpose of this Section 7, “Cause” shall mean Executive: (i) fails or refuses to substantially perform Executive’s obligations under this Agreement or to the Company (other than such failure directly resulting from a legally protected illness, condition or disability); provided, however, that the Company shall have provided Executive with written notice that such actions are occurring and the Executive has been afforded at least thirty (30) days to cure same; (ii) engaging in illegal conduct, gross negligence or willful misconduct (including but not limited to, theft, fraud, embezzlement and securities law violations) that is, or is reasonably likely to be, injurious to the Company or its affiliates; (iii) violating a federal or state law or regulation applicable to the Company’s business which violation is, or is reasonably likely to be, injurious to the Company; (iv) breaching the terms of any restrictive covenant agreement, confidentiality agreement or invention assignment agreement between Executive and the Company; (v) being convicted of, or entering a plea of nolo contendere to, a felony, or committing any act of moral turpitude, dishonesty or fraud, or the misappropriation of property belonging to the Company or its affiliates; (vi) engaging in any act that constitutes misconduct, theft, fraud, misrepresentation, conflict of interest, or breach of fiduciary obligations or duty of loyalty to the Company;

(vii) possessing or use of illegal drugs, a prohibited substance and/or alcohol, to such extent that it impairs Executive’s ability to perform the duties or responsibilities or compromises the safety of Executive or others, subject to applicable law; or (viii) violating or failing to comply with any securities law, rule or regulation, or stock exchange regulation or rule relating to or affecting the Company, including, but not limited to, Executive’s failure or refusal to honestly provide a certificate in support of the Company or officer or employee of the Company as required under and in compliance with the Sarbanes-Oxley Act of 2002. In the event that Executive terminates this Agreement for any reason other than Good Reason, or the Company terminates this Agreement for Cause (as defined herein), the Agreement shall automatically terminate on the Termination Date and Executive shall only receive payment of any accrued but unpaid Base Salary through the Termination Date, reimbursement for any unpaid and approved expenses incurred pursuant to Section 6.6 through the Termination Date, and any accrued but unpaid vacation (collectively, the “Accrued Amounts”). “Good Reason” means that Executive has complied with the “Good Reason Process” (as defined below) following the occurrence of any of the following events: (a) the Company changing the Executive’s position such that she is no longer the Chief Executive Officer and President of the Company, or materially diminishing the Executive’s authority, duties and/or responsibilities such that his/her authority, duties and/or responsibilities are no longer commensurate with those customarily associated with the title of Chief Executive Officer and President; (b) the Company reducing the Executive’s compensation below the Base Salary; (c) the Company requiring the Executive, without his/her consent, to relocate more than fifty (50) miles from the Company’s principal office to which she reports as of the Effective Date; or (d) any material breach by the Company of any of its obligations under this Agreement; or (e) the Company demonstrably demanding that Executive perform her duties in a manner that violates any applicable laws, the Company Code of Business Conduct and Ethics, or any Company policies. “Good Reason Process” means that (a) the Executive reasonably determines in good faith that a Good Reason condition has occurred; (b) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within forty-five (45) days of the occurrence of such condition; (c) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Good Reason Cure Period”), to remedy the condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) the Executive terminates his/her employment within thirty (30) days after the end of the Good Reason Cure Period.

7.2    Termination Upon Death or Disability. In the event of Executive’s death or the Executive’s incapacity due to Disability (as defined herein) during the Employment Period (as defined herein), the Agreement shall automatically terminate on the Termination Date and Executive shall only receive payment of the Accrued Amounts. In the event of Executive’s death, those payments will be made to the estate, legal representative or beneficiary, as applicable, of Executive and any death benefits payable and due to the death of Executive under Company benefit plans or programs will also be paid. For the purpose of this Section 7.2, Disability shall be defined as the Executive being absent and unable to perform the essential functions of her position under this Agreement, with or without a reasonable accommodation, for either ninety (90) consecutive days or a total of 90 days out of any period of one hundred and eighty consecutive days, all as determined in good faith by the Company.

7.3    Severance Upon Termination of Employment Without Cause or for Good Reason. In the event that the Company terminates this Agreement or Executive’s employment without Cause (as defined in Section 7.1), or Executive terminates this Agreement for Good Reason (as defined in Section 7.1 and subject to the satisfaction of the Good Reason Process and Good Reason Cure Period), then subject to the conditions set forth in this Section 7.3, the Executive shall receive the Accrued Amounts, as well as an amount equal to the pro rata share of the Discretionary Bonus for the employment year in which the Termination Date occurs, payable at such time the Discretionary Bonus, if any, would otherwise have been payable in accordance with Section 6.3 hereof. Additionally, the Company shall pay its share of the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for Executive and Executive’s eligible dependents (as of the Termination Date) for twelve (12) months beyond the Termination Date, provided that Executive timely elects continued coverage under COBRA following the Termination Date. Executive’s receipt of payments and benefits in this Section 7.3 is conditioned on and subject to (i) Executive signing and not rescinding this Agreement and the NDA attached hereto as Exhibit A (and incorporated herein), and (ii) Executive signing and not rescinding an effective, general release of all claims in favor of the Company and in a form acceptable to the Company within no greater than 60 days following Executive’s Termination Date.

7.4    Termination Following Change in Control. Anything contained herein to the contrary notwithstanding, in the event the Executive’s employment hereunder is terminated within nine (9) months following a Change in Control (as defined below) by the Company without Cause or by the Executive for Good Reason, then the Company shall pay to the Executive in complete satisfaction of its obligations under this Agreement, the Accrued Amounts, as well as an amount equal to (i) (a) her Base Salary as then in effect for a period of six months (6) months from the Termination Date, payable in equal installments on the Company’s normal payroll dates for the six-month (6) month period following the Termination Date; and (b) an amount equal to the Discretionary Bonus which would otherwise been payable in accordance with Section

6.3 hereof for the employment year in which the Termination Date occurs, payable at such time the Discretionary Bonus, if any, would otherwise have been payable in accordance with Section 6.3 hereof; and

(c) the Company shall pay its share of the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for Executive and Executive’s eligible dependents (as of the Termination Date) for eighteen (18) months beyond the Termination Date, provided that Executive timely elects continued coverage under COBRA following the Termination Date.; or (ii) except with regard to the payment of any amount that is a Section 409A Amount, the Company, in its sole discretion, may elect to make a lump sum cash payment equal to the present value of the payments otherwise due under clause (i); provided that if any severance payment payable after a “Change in Control” as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Executive under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Code Section 280G), then such severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of a parachute payment. The determination of the amount of the payment described in this subsection shall be made by the Company’s independent auditors at the sole expense of the Company. For purposes of clarification the value of any options described above will be determined by the Company’s independent auditors using a Black-Scholes valuation methodology.

For purposes of this Agreement, a “Change in Control” shall be deemed to occur (i) when any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Executive, the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) the sale of all or substantially all of the assets of the Company, or (iii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise.

If within nine (9) months after the occurrence of a Change in Control, the Company shall terminate the Executive’s employment without Cause or Executive shall resign for Good Reason, then notwithstanding the vesting and exercisability schedule in any stock option or other equity award agreement between the Company and the Executive, all unvested stock options and other equity awards granted by the Company to the Executive pursuant to such agreement shall immediately vest and become exercisable and shall remain exercisable for not less than one year thereafter.

8.    Injunctive Relief. Executive and the Company: (i) intend that the provisions of Section 5 and Exhibit A be and become valid and enforceable; (ii) acknowledge and agree that the provisions of Section 5 and Exhibit A are reasonably necessary to protect the legitimate interests of the Company; and (iii) that any violation of Section 5 or Exhibit A will result in immediate and irreparable injury to the business and good will of the Company for which there exists no adequate remedy at law. Accordingly, Executive agrees that if she violates any of the provisions of Section 5 or Exhibit A then, in addition to any other remedy available at law or in equity, the Company shall be entitled to specific performance or injunctive relief without posting a bond, or other security, and without notice to Executive or the necessity of proving actual damages.

9.    Warranties and Covenants. As an inducement to the Company to enter into this Agreement, Executive represents and warrants as follows: (i) there exist no impediments or restraints, contractual or otherwise on Executive’s power, right or ability to enter into this Agreement and to perform her duties and obligations hereunder; and (ii) the performance of her obligations under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, non-competition or exclusive employment to which Executive is or was subject.

10.    Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, (collectively, a “Proceeding”) by reason of the fact that Executive is or was an employee, officer or director of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by, and except as prohibited under, applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on Executive’s behalf to repay the amounts so paid if it shall ultimately be determined by a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company under this Agreement. This indemnification provision shall not apply to any Proceeding initiated by Executive or the Company relating to a dispute between Executive and the Company with respect to this Agreement or Executive’s employment under this Agreement.

11.    Directors’ and Officers’ Insurance. The Company represents that it will maintain directors’ and officers’ liability insurance during the term of Executive’s employment providing coverage to Executive on terms that are no less favorable than the coverage provided to the directors and senior most executives of the Company, subject to the terms and exclusions of the applicable policy.

12.    Withholding. All sums payable to Executive shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

13.    Code Section 409A; Six Month Holdback. It is intended that all of the payments and benefits payable under this Agreement satisfy, to the greatest extent possible, the exemptions from 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. To the extent (i) any payments to which Executive becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with Executive’s separation of service from the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed by the Company at the time of such separation of service to be a “specified employee” under Section 409A of the Code, as determined by Company, by which determination Executive agrees to be bound, then such payment shall not be made or commence until the earliest of (i) the expiration of the six (6)- month period measured from the date of Executive’s “separation from service” (as such term is defined below); (ii) the date Executive becomes “disabled” (as defined in Section 409A of the Code); or (iii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive in one lump sum. With respect to any determination that the payments or benefits provided for in this Agreement are subject to Section 409A, then each payment or installment is a separate and distinct payment and, to the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short- term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Each other payment that is not a “short-term deferral” is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A- 1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. For purposes of this Agreement, separation or termination of Executive’s employment with the Company shall mean “separation from service” within the meaning of Section 409A of the Code and Section 1.409A-l(h) of the regulations promulgated under the Code or any successor regulations. In any event, Company makes no representations or warranty and shall have no liability to Executive or any other person if any benefits or payments under this Agreement are determined to be deferred compensation subject to Code Section 409A and/or to not to satisfy the conditions of that section. No interest shall be due on amounts deferred.

14.    Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given: (i) when hand-delivered if delivered by personal delivery or by Federal Express or similar courier service; (ii) on the date of receipt, refusal or non-delivery indicated on the return receipt if deposited in the United States mail, registered or certified, return receipt requested and with proper postage prepaid; or (iii) when received, if sent by facsimile with a copy sent via regular U.S. mail. All notices shall be addressed to the Company or Executive at their respective addresses set forth below, or to such other address as either party may designate for itself or himself/herself by written notice to the other given from time to time in accordance with the provisions of this Agreement:

To Executive:         Dana Brown

98 Spit Brook Road, Suite 100

Nashua, NH 03062

To Company:         iCAD, Inc.

98 Spit Brook Road- Suite 100

Nashua, NH 03062

Attn: Chairman of the Board

15.    Executive’s Cooperation. During the Employment Period and thereafter, the Executive shall cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event the Company requires the Executive’s cooperation in accordance with this section after the termination of the term of this Agreement, the Company shall reimburse the Executive for all of her reasonable costs and expenses incurred, in connection therewith, plus pay the Executive a reasonable amount per day for her time spent.

16.	General Provisions.

16.1    Amendment. The provisions of this Agreement may be amended, modified, supplemented, or otherwise altered only if the Company’s Chairman of the Board (or Compensation Committee Chairman) and the Executive have each duly executed and delivered to the other party a written instrument which states that it constitutes an amendment or modification (as applicable) to this Agreement and specifies the provision(s) that are being modified or amended (as applicable).

16.2    Representation by Counsel and Mutual Negotiation. Each party has had the opportunity to be represented by counsel of her or its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated, drafted and prepared at the joint request and direction of the parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms and without favor to any party.

16.3.    Binding Effect and Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Executive, his/her heirs, executors, and administrators, and the Company, its successors and assigns, except that the Executive may not assign any of his/her rights or duties hereunder without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion. Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee assumes Company’s obligations hereunder.

16.4.    Waivers. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

16.5.    Entire Agreement. This Agreement, the documents referenced herein, and its Exhibit sets forth the entire Agreement between the Company and the Executive relating to its subject matter and supersedes all such prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement including but not limited to the Change of Control and Bonus Agreement entered into by the Company and the Executive in October 2015, which is terminated hereby.

16.6.    Headings and Interchangeability. The headings of sections and subsections in this Agreement are merely for convenience of reference and shall not affect the interpretation of any of the provisions of this Agreement. Whenever appropriate, the singular form of a word shall be interpreted in the plural and vice versa. All words and phrases shall be construed as masculine, feminine or neuter gender, according to the context.

16.7.    Further Assurances. Each party agrees to cooperate with the other, and to execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and to take all such other actions as may be reasonably requested of him or it from time to time, in order to effectuate the provisions and purposes of this Agreement.

16.8.    Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of this Agreement or the application of such provision to other parties or circumstances. Without limitation of the foregoing, the parties agree and acknowledge that the duration, scope and geographic area of the covenants described in Sections 5 and Exhibit A hereof are fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the Company, that adequate consideration has been received by the Executive for such obligations, and these obligations do not and will not prevent the Executive from earning a livelihood. If, however, for any reason any court of competent jurisdiction determines that such restrictions are not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in such provisions as will render such restrictions valid and enforceable.

16.9.    Governing Law. This Agreement, the performance of the parties hereunder and any dispute arising out of or in connection with this Agreement shall be governed by the internal laws (and not the law of conflicts) of the State of Delaware. Any claim or controversy arising out of or in connection with this

Agreement, or the breach thereof, shall be adjudicated exclusively by the state courts for the State of New Hampshire, or by a federal court sitting in New Hampshire. The parties hereto agree to the personal jurisdiction of such courts and agree to accept process by regular mail in connection with any such dispute.

17.    Enforcement. In the event that any proceedings are brought to enforce this Agreement or remedy any breach hereof, then in addition to any and all damages resulting from any breach hereof, the prevailing party shall be entitled to recover its or his costs and expenses, including reasonable attorneys’ fees, incurred in the proceedings relating to the terms and conditions of this Agreement.

18.    Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

EXECUTIVE:         COMPANY:

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Dana R. Brown

By: Dana R. Brown (Mar 9, 2023 12:50 MST)                  By:

EXHIBIT A

iCAD, Inc.

Confidentiality, Invention Assignment and Non-Solicitation Agreement

In consideration of employment of the undersigned (“Employee”) by or on behalf of iCAD, Inc. or its subsidiary (the “Company”), Employee covenants and agrees:

1.	ACKNOWLEDGEMENTS AND EMPLOYEE ACCESS TO CONFIDENTIAL INFORMATION.Employee

acknowledges that: (a) Company is in a highly competitive industry; (b) from the outset of and during the course of Employee’s employment with Company Employee will have access to Confidential Information (as such term is defined below) of Company and/or its client relationships and goodwill, which, are highly valuable to Company and if disclosed in an unauthorized manner, could be highly prejudicial to Company and/or its clients; (c) Company would be irreparably harmed by Employee’s subsequent work for a competitor due to the possibility that there would be inadvertent or other disclosures of Company’s to Confidential Information (as such term is defined below) or that there would be improper interference with its valuable client relationships and goodwill; (d) Employee was given adequate consideration for this Agreement, and that as additional consideration for signing this Agreement and the restrictions contained herein, Employee acknowledges that Employee was given access to Confidential Information (as such term is defined below), proprietary and trade secret information; and (e) the restrictions in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests.

2.	VALUE OF COMPANY BUSINESS, CLIENTS, AND CONFIDENTIAL INFORMATION.Employee

acknowledges that Company has created and developed Confidential Information (as such term is defined below). Additionally, Employee acknowledges that Company has entered into agreements with third parties whereby these third parties produce confidential, proprietary, and/or trade secret information for Company. Such information has independent actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is not readily available through any source other than Company. Maintenance of confidentiality regarding such information and special knowledge is essential to preserving the competitive position and value of Company. Further, the specialized services provided by Company to its clients are such that potential clients might not be aware of the availability of such services from Company. This specialized business requires Company to develop confidential relationships with its clients, whereby Company and each client work together closely to develop customized services for each client. Therefore, information concerning both the nature and the fact that Company's client relationships has independent actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

3.

CONFIDENTIAL INFORMATION DEFINED. “Confidential Information” of Company includes, but is not limited to, proprietary and trade secret information; the identity of Company clients; client information, including without limitation, personal, financial, social, or business information, client lists, client addresses or phone numbers, client contracts, particular needs and preferences of each client, and the manner in which business is conducted with each client; business methods; devices; processes; compilation of information; computer software developed by or for Company; computer-aided cancer detection methods; records; sales techniques and figures; marketing strategies; pricing and pricing strategies; methods of data processing; codes; surveys; designs; questionnaires; reports; industry norms; models; forecasts; formulae; equations; studies or data developed in connection with any project or activity of Company, and Company financial information.

a.

Confidential Information shall not include: (a) information now and hereafter voluntarily disseminated by Company to the public or which otherwise becomes part of the public domain through lawful means; and

(b) information already known to Employee as documented by written records which predate Employee's employment with Company.

4.

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Employee shall not, during or after Employee's employment with Company, use, publish, communicate, reproduce, disclose, remove from Company premises, or disseminate in any manner whatsoever any Confidential Information, either directly or indirectly, except as required in the course of employment with Company, as expressly authorized in writing by an officer or manager of Company, or as is disclosed as part of a voluntary communication with the United States Securities and Exchange Commission or any other governmental agency about a good-faith belief that a securities law violation may have occurred. Nothing in this Agreement shall waive or release any rights or claims that Employee may have under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Nothing in this Agreement prohibits Employee from discussing terms and conditions of employment or engaging in other concerted activity protected by law. Further, nothing in this Agreement prohibits Employee from cooperating with governmental investigations or reporting possible violations of laws or regulations to any governmental agency or entity, as required by law.

5.

DUTY TO PREVENT DISCLOSURE. Employee agrees to take all precautions reasonably necessary to prevent the unauthorized handling, use, access, disclosure, or dissemination of Confidential Information either during employment with Company or following termination of employment with Company for any reason whatsoever and Employee shall follow all applicable policies and procedures of the Company regarding maintenance and protection of Confidential Information.

6.

CLIENT INFORMATION. Employee agrees not to use, publish, communicate, reproduce, disclose, remove from Company premises, or disseminate in any manner whatsoever, for compensation or otherwise, any information, actions, events, behavior, or other conduct that Employee observes or hears from Company’s clients, either directly or indirectly, either during employment with Company or following termination of employment, except as required in the course of employment with Company.

7.

REQUIRED DISCLOSURE. Notwithstanding Sections 4, 5 and 6 above, in the event that Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process in legal proceedings) to disclose any of the Confidential Information, Employee shall provide Company with prompt written notice of any such request or requirement so that Company may seek a protective order or other appropriate remedy, or waive compliance with the provisions of this Agreement.

8.

RETURN OF MATERIALS UPON TERMINATION OF EMPLOYMENT. Employee agrees that upon termination of Employee's employment with Company, for any reason whatsoever, Employee will immediately turn over to Company all Confidential Information, including but not limited to, any client lists, client contracts, or other client information in Employee's possession. Employee also agrees that upon Employee’s termination of employment with Company, for any reason whatsoever, to return all other Company property or equipment, including but not limited to documents, computer software, and/or other materials related to the business, professional or personal affairs of Company or any of Company’s clients. Further, Employee will not retain any copies of any of the above materials in hardcopy, electronic or other form.

9.	INVENTIONS.

a.

Employee has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by him/her prior to his/her employment with the Company (collectively referred to as “Prior Inventions”), which belong to him/her, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or service a Prior Invention owned by him/her or in which Employee has an interest, Employee hereby grants to the Company a nonexclusive, royalty- free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

b.

Employee will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, original works of authorship, developments, concepts, designs, discoveries, ideas, trademarks, trade secrets, formulae, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee's employment hereunder, which are related to or useful in the business of the Company, or result from tasks assigned Employee by the Company, or result from use of premises owned, leased or contracted for by the Company collectively referred to herein as "Inventions"), except as provided in section 8.f below.

c.

Employee agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Employee hereby assigns to the Company any rights Employee may have or acquire in all Inventions. Employee further agrees, as to all Inventions, to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents and copyrights on and trade secrets relating to Inventions in any and all countries, and to that end Employee will execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it.

d.

Employee's obligation to assist the Company in obtaining and enforcing patents and copyrights for and trade secrets relating to Inventions in any and all countries shall continue beyond the termination of Employee's employment, but the Company shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at the Company's request on such assistance.

e.

Employee agrees to keep and maintain adequate and current written records of all Inventions made by him/her (solely or jointly with others) during the term of his/her employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

10.

THIRD PARTY INFORMATION. Employee acknowledges and agrees that Employee will not utilize any confidential, proprietary or trade secret information of any other party in Employee's work for the Company, will not knowingly infringe on the patent, copyright or trademark of any other party in Employee's work for the Company, and is not bound or restricted in Employee's work for the company as a result of any non-competition or other agreement or agreements to which Employee is bound.

11.	PROHIBITION ON USE OF TRADE SECRET INFORMATION TO SOLICIT CLIENTS. Employee agrees that during his/her employment with Company and following termination of Employee's employment with Company, for any reason whatsoever, Employee shall not use any Company trade secrets to contact or solicit any clients or prospective clients of Company whom he/she served or whose names became known to him/her while in the employ of Company either on the Employee's behalf or on behalf of any other party engaged in a business which is competitive with Company.

12.

NON-SOLICITATION OF COMPANY EMPLOYEES. Employee agrees that during his/her employment with Company and for a period of one year following termination of his/her employment with Company, Employee shall refrain from interfering with Company's employees and shall not directly or indirectly, recruit or attempt to recruit, solicit or attempt to solicit, induce or attempt to induce, persuade or attempt to persuade any Company employee to leave the service of Company, whether or not the solicited employee would commit any breach of his or her own employment terms by so leaving.

13.

NO COMPETITION DURING EMPLOYMENT. Employee agrees that during his/her employment with Company, Employee will not engage in any other employment or activity that might interfere with or be in competition with the interests of Company.

14.

NON-COMPETE AFTER EMPLOYMENT. Employee agrees that for a period one year following the termination of his/her employment with Company (“Restrictive Period”), he/she will not, directly or indirectly work for a business directly competitive with the Company within the United States of America. This means

Employee will not engage in any activities involving computer-aided detection or diagnosis or treatment of cancer or other conditions as an employee, owner, investor, independent contractor, or consultant during the Restrictive Period.

15.

REMEDIES. In the event Employee breaches any of the covenants contained herein, Employee acknowledges that the Company’s remedy at law for damages will be inadequate and that a breach may cause irreparable injury to Company that could not be compensated by money damages. Therefore Company may enforce this Agreement by seeking injunctive relief, obtain a court order prohibiting Employee from breaching the Agreement and seek to recover any and all costs and expenses incurred in enforcing this Agreement, in addition to any other relief provided by applicable law. The limitations in this Agreement, which apply for a period one year after termination, shall be enforced by a court from the date of the last breach or violation of the applicable restriction(s) up to twenty-four months after termination of employment.

16.

TRADE SECRETS. The Parties further recognize and acknowledge that neither the above provisions nor Company's exercise of any rights thereunder shall limit the rights of Company under applicable statutes and common law rules regarding trade secrets or limit the rights of Company to seek damages relief.

17.

TERMINATION OF EMPLOYEE. Violation by Employee of any of these provisions shall, in addition to any other remedy available to Company, be sufficient basis for immediate termination of Employee as an employee of the Company.

18.

SEVERABILITY AND REFORMATION. The parties agree that in the event a court of competent jurisdiction finds any provision of this Agreement to be invalid or otherwise unenforceable, the remaining portions of this Agreement will retain their full force and effect. If a court decides that any provision of this Agreement is too broad, then the court may limit and/or reform that provision and enforce it as limited and/or reformed.

19.

ENTIRE AND SOLE AGREEMENT. The parties agree that this Agreement contains their entire agreement and supersedes all other agreements and understandings, whether written or oral, covering the subject matter hereof. The parties warrant that there were no representations, agreements, arrangements or understandings, whether written or oral, between them relating to the subject matter contained in this Agreement which are not fully expressed herein. No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party or by a duly authorized officer, partner, or agent of such party.

20.

CHOICE OF LAW AND FORUM. The parties agree that the laws of the State of New Hampshire shall govern the interpretation and enforcement of this Agreement, without giving effect to that state's choice of law rules and shall exclusively be enforced by any state or federal court of the State of New Hampshire, and the parties to this Agreement consent to the jurisdiction and venue of New Hampshire.

21.

INDEPENDENT REVIEW AND ADVICE. By signing his/her name below, Employee expressly acknowledges that he/she has read this Agreement, has had the opportunity to ask Company representatives questions about it, has had the opportunity to consult with an attorney of his/her choice (at his/her own expense) before signing it, and understands the contents of this Agreement. Employee further agrees that signing this Agreement is a condition of his/her employment with Company and payment therefore, which he/she understood before accepting employment with Company.

22.

COSTS AND ATTORNEYS FEES. In the event of any dispute, controversy, or other proceedings (including litigation or arbitration) arising out of or related to this Agreement, the prevailing party shall be entitled to reimbursement of all of its costs, including without limitation attorney and expert witness fees and costs.

23.

SUCCESSORS AND ASSIGNS. All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

Dana R. Brown

EMPLOYEE SIGNATURE:Dana R. Brown (Mar 9, 2023 12:50 MST)

YOUR NAME PRINTED: Dana R. Brown

DATE: Mar 9, 2023

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